SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       Date of Report:  June 11, 1996



                         Seafield Capital Corporation
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            (Exact name of registrant as specified in its charter)

       Missouri                   0-16946                   43-1039532
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     (State of other     (Commission File Number)        (IRS Employer
     jurisdiction of                                    Identification
     incorporation)                                         Number)


     2600 Grand Ave.  Suite 500
     P. O. Box 410949
     Kansas City,  MO                                        64141
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     (Address of principal executive offices)              (Zip code)


                               (816)  842-7000
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            (Registrant's telephone number, including area code)





Item 5.     Other Events

On June 4, 1996, the Registrant announced that its 56% owned subsidiary, Response Oncology, Inc. (Response), has executed a Loan Agreement with NationsBank of Tennessee, N.A. as lead bank providing Response with a $27.5 million unsecured credit facility for acquisitions and working capital. Union Planters National Bank is a participant in the financing. The portion of the facility dedicated to acquisitions, amounting to $22 million, matures May 31, 1998. The working capital portion, amounting to $5.5 million, matures May 30, 1997, subject to a one year renewal at the option of Response. Both portions of the credit facility bear interest at variable interest rates that are tied to the London Interbank Offered Rate (LIBOR).

The Registrant also announced that Response has executed two additional letters of intent to enter into practice affiliation transactions and practice management relationships with two medical oncology practices consisting of five medical oncologists in the state of Florida. The letters of intent contemplate closing dates on or before September 1, 1996. If consummated, these transactions will increase Response's practice management relationships to 22 medical oncologists.

On June 4, 1996, the Registrant announced that its 82% owned subsidiary, LabOne, Inc. (LabOne), was notified by Epitope, Inc. that the Food and Drug Administration (FDA) had approved the OraSure(registered trademark) HIV-1 Western Blot Test. LabOne plans to include the oral fluid confirmation test in its standard oral fluid testing services, as soon as the confirmatory test is available for purchase. LabOne views this approval as an important step in the expansion of oral fluid testing for risk assessment purposes.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.


                                           Seafield Capital Corporation



     Date:  June 11, 1996                  By:  /s/  Steven K. Fitzwater
                                               ---------------------------
                                               Steven K. Fitzwater
                                               Vice President, Chief Accounting
                                               Officer and Secretary